Exhibit 99.1

Aprea Therapeutics Announces One-for-Twenty Reverse Stock Split

DOYLESTOWN, PA, February 13, 2023 (GLOBE NEWSWIRE) – Aprea Therapeutics, Inc. (Nasdaq: APRE) (the “Company”), a biopharmaceutical company focused on developing novel synthetic lethality-based cancer therapeutics targeting DNA damage response (DDR) pathways, today announced a one-for-twenty reverse stock split of the Company’s common stock, par value $0.001, which became effective at 5:00 pm Eastern Time on February 10, 2023. The Company’s common stock will trade on the Nasdaq Global Select Market on a split-adjusted basis beginning on February 13, 2023, under the Company’s existing trading symbol “APRE”.

The Company is implementing the reverse stock split as planned to increase the per share price of its common stock to regain compliance with the listing requirements of the Nasdaq Global Select Market. The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 53,631,405 to approximately 2,681,570. There will be no change to the number of authorized shares or the par value per share. The new CUSIP number following the reverse stock split will be 03836J201.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. Following the completion of the reverse stock split, the Company’s exchange agent will aggregate all fractional shares that otherwise would have been issued as a result of the Reverse Stock Split and those shares will be sold into the market. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment from the proceeds of that sale in lieu of such fractional share.

As of the effective date of the reverse stock split, the number of shares of common stock available for issuance under the Company’s equity incentive plans and issuable upon the exercise of stock options and restricted stock units outstanding immediately prior to the reverse stock split will be proportionately affected by the reverse stock split. The exercise prices of the Company’s outstanding options will be adjusted in accordance with their respective terms.

Computershare Trust Co., N.A. (“Computershare”) is acting as the exchange agent for the reverse stock split and will provide notice and instructions to stockholders of record regarding the reverse stock split. Computershare will be issuing, automatically and without the need for stockholder action, all of the post-split shares in paperless, “book-entry” form, and Computershare will hold the shares in an account set up for each respective stockholder. Stockholders who currently hold certificates will need to exchange their certificates to receive their “book-entry” accounts at Computershare. Those stockholders holding common stock in “street name” will receive instructions from their brokers.

About Aprea Therapeutics, Inc.

Aprea Therapeutics, Inc. is a biopharmaceutical company headquartered in Doylestown, Pennsylvania, focused on developing and commercializing novel synthetic lethality-based cancer therapeutics targeting a critical pathway and some of the most central targets in DDR and cancer progression. The Company’s lead program is ATRN-119, a clinical-stage small molecule ATR inhibitor being developed for solid tumor indications. Our WEE1inhibitor is being advanced to IND submission. For more information, please visit the Company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward Looking Statement

Certain information contained in this press release includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our future stock price, the effect of the reverse stock split on stockholders and compliance with listing standards. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the success and timing of our clinical trials or other studies, risks associated with the coronavirus pandemic and the other risks set forth in our filings with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Aprea Therapeutics, Inc.

Investors and Media

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